Communication with Investors, Confidentiality and Use of Privileged Information Policy of

Grupo Supervielle S.A.

December 26, 2023

Exhibit 11.1

Grupo Supervielle Policy on Communication with Investors, Confidentiality and Use of Privileged Information_________________________________________________________

TABLE OF CONTENTS

A. POLICY ON COMMUNICATION WITH INVESTORS, CONFIDENTIALITY AND USE OF

PRIVILEGED INFORMATION……………………………………………………………………………………….…………3

- Introduction

- Head of Investor Relations

B. CONFIDENTIALITY PROCEDURES AND GUIDELINES………………………………………………………...…4

- Confidentiality Principles

- Confidentiality Guidelines

C. THIRD PARTY COMMUNICATION PROCEDURES AND GUIDELINES………………………………….…6

- Communication Principles

- Material Information

- Non-Public Information

- Disclosure Guidelines

D. NEGOTIATIONS PROCEDURES AND GUIDELINES……………………………………………………………….8

- Prohibited Activities

E. REPORTING DUTY…………………………………………………………………………………………….………..…….9

F. PENALTIES………………………………………………………………………………………………..……………....…….9

- Corporate Discipline

- Violation Report

G. POLICY ADMINISTRATION……………………………………………………………………………………....………9

- Responsible Officers

- Queries to the Disclosure Committee

Grupo Supervielle Policy on Communication with Investors, Confidentiality and Use of Privileged Information_________________________________________________________

A.	POLICY ON COMMUNICATION WITH INVESTORS, CONFIDENTIALITY AND USE OF PRIVILEGED INFORMATION

Introduction

1. Securities laws, rules and regulations set the requirements for Grupo Supervielle (hereinafter, the “Company”), directors, officers and employees of the Company and its subsidiaries (hereinafter the “Group”) and other persons in similar a relationship with the Group (collectively, the “Group Staff”) with a view to:

●	have timely, objective, accurate and balanced communications which are widely spread avoiding any selective disclosure of material information;
●	prevent those persons in a special relationship with the Group from negotiating their shares or other Company securities when they hold nonpublic material information; and
●	prevent anyone from disclosing or passing over such information to third parties.

2. This Policy is intended to help ensure that the Company and the Group Staff take into account these requirements on establishing any procedures or guidelines related to:

●	the daily treatment of confidential information;
●	communications with all market players; and
●	restriction on the negotiation by Group Staff of Company and other issuer securities ("Issuers with Special Relations") in which connection the Group Staff may receive nonpublic material information.

3. The undue disclosure, negotiation or communication of information (or any suspected undue disclosure, negotiation or communication of information) may have serious consequences, both for the person involved and the Group. Violation of applicable laws, rules and regulations may result in civil or criminal penalties and any actual or alleged breach may have significant monetary and reputational consequences.

4. This Policy applies to all the members of the Group Staff, to all those authorized to represent the Company and all other persons with insider information. The Group Staff shall ensure that this Policy is observed by their dependants and other employees of entities over which they exercise control through the vote or interests.

5. This Policy applies to disclosure of documents filed with securities regulators, financial and non-financial information and written statements included in annual and quarterly Company reports, press releases, letters to shareholders, senior management presentations and information contained in the Company's website and other electronic communications. In addition, it applies to oral statements made in speeches, press conferences, conference calls at meetings and telephone conversations with analysts and investors and interviews with the mass media.

6. This Policy is supplemental to other securities laws, rules and regulations in connection with the disclosure and negotiation as well as the policies and procedures established in the other corporate governance documents of the Company. In particular the Rules of the Audit Committee and the Code of Ethics provide additional information in respect of the procedures for review of disclosure,

Grupo Supervielle Policy on Communication with Investors, Confidentiality and Use of Privileged Information_________________________________________________________

conduct and preparation of violation reports.

7. The Board of Directors may amend this Policy and the procedures herein contemplated as advisable to achieve the objectives of this Policy and meet applicable legal requirements.

Head of Investor Relations (hereinafter the “HIR”)

8. The HIR shall be responsible for supervising the Company's disclosure practices and for ensuring that any disclosure meets the standards provided for by securities laws, rules and regulations and this Policy.

It is critical that the HIR be fully informed of any significant developments in order to assess and discuss such events with a view to determining whether, and when, they should be disclosed to the public.

The Audit Committee shall review and submit to the Board of Director's approval, prior to disclosure to the public, the financial statements, the Management's

Discussion and Analysis, press releases on profits and any information derived from the financial statements, as well as any financial information and estimated earnings, if any, supplied by analysts as provided for by the Rules of the Audit Committee. Financial results shall be made public promptly after approval by the Board of Directors. In addition, the Board of Directors shall review, prior to disclosure to the public, all the material documents submitted to securities regulators and any material non-routine press release. Any written and oral disclosure (together with the presentations supporting the oral disclosure), including press releases (except for non-material press releases informing the time of publication of financial results and investor presentations, shall be approved prior to disclosure to the public. In exceptional circumstances, the HIR may approve press releases when other members of the Board of Directors are not available and such information must be immediately released so as to fulfill the provisions of securities laws, rules and regulations.

B.	CONFIDENTIALITY PROCEDURES AND GUIDELINES

Confidentiality Principles

9. Confidentiality is critical for the Company's transactions and affairs. Likewise, securities laws expressly prohibit the Group Staff from disclosing non-public material information, in connection with the Company or any of its controlled companies (including, among other, dependants, analysts, individual investors and members of the investment community and the written press), except in the ordinary course of business and provided action is taken to keep confidentiality.

As it may become difficult to determine which information is confidential, any nonpublic information which, if disclosed, would have an influence on an investor or would be detrimental for the Group and/or its controlled companies should be treated as confidential. As a general guideline, the Group Staff shall not engage in discussions with third parties and shall refrain from discussing confidential matters pertaining to the Group and/or any of its controlled companies with third parties. Except as herein provided for, no member of the Group Staff shall disclose any confidential or non-public material information unless such disclosure is required as part of its ordinary duties.

Grupo Supervielle Policy on Communication with Investors, Confidentiality and Use of Privileged Information_________________________________________________________

10. If such information should be disclosed to third parties, the Company may take specific action to keep the information confidential, including requesting that the recipient of the information to sign an adequate non-disclosure agreement.

Any queries (other than information previously approved for disclosure as confidential in the ordinary course of business) by third parties on non-public confidential or material information, on the Company and/or its controlled companies shall be sent to the HIR, who will provide an answer.

Confidentiality Guidelines

11. General Guidelines. The following general guidelines shall be applied to protect the Company's financial information (except that more stringent action may be taken for especially confidential matters at the HIR's discretion):

●	The confidential information shall only be disclosed to third parties on a need-to know basis.
●	No confidential information shall be discussed in public places such as elevators, lobbies, restaurants, airplanes, gyms, taxis or the subway.
●	No documents containing confidential information (either hard copy or electronic) shall be read, discarded or taken to public places so as to prevent that they may be read by third parties.
●	The Group Staff should refrain from discussing any matters pertaining to the Company and/or its controlled companies at chat rooms or other public forums.
●	No computers, cell phones or other similar devices providing electronic access to documents with confidential information shall be left unattended in public spaces such as meeting rooms, reception areas, nor shall they be left within sight inside vehicles.
●	Laptops, cell phones and similar devices shall be carried in the carry-on luggage when travelling.
●	Greater care shall be applied to the use of passwords and log out times.
●	No third parties shall be allowed to Company areas without supervision (such as the office of an employee) where documents containing confidential information could be read by them.
●	No person other than a member of the Group Staff shall be disclosed any information if a prohibition period has been implemented under this Policy, unless such disclosure is required to ensure the fulfillment of this Policy and of securities laws, rules and regulations.
●	The whereabouts of the members of the Group Staff shall not be disclosed outside the office nor shall the identity of visitors to the office be disclosed to third parties or to the members of the Group Staff who do not need to know such information.

12. Special Actions. While due care shall be used at all times, the person responsible for an especially sensitive matter shall consider which other actions might be adequate to minimize the risks that may affect the confidentiality of the information involved. These actions might include:

●	Restricting access to information.
●	Marking all envelopes or packages or other documents containing sensitive information as confidential, and to be opened solely by their intended recipient.

Grupo Supervielle Policy on Communication with Investors, Confidentiality and Use of Privileged Information_________________________________________________________

●	Securing or codifying all communications to be faxed or emailed.
●	Storing any sensitive information in computers in such a way as to prevent nonauthorized operators from gaining access.
●	Logging out of computers when not using them for a considerable time.
●	Putting away laptops, cell phones or other similar devices when at home or away.
●	Omitting the names of persons and other personal information from preliminary drafts of documents dealing with sensitive matters and assigning code names to confidential matters.
●	Shredding any discarded confidential documents.
●	Holding telephone and other conversations privately (and especially those in phones with speakers) when dealing with a confidential matter.
●	Avoiding the use of cell or mobile phones for conversations which may be confidential.

C.	THIRD PARTY COMMUNICATION PROCEDURES AND GUIDELINES

According to a basic principle of the capital markets laws, all persons investing in securities shall have equal access to any such information as may affect their investment decisions.

13. The Company is committed to an effective communication and disclosure policy for the benefit of all focus groups, including shareholders, suppliers, customers, government authorities, employees and market players consistent with all applicable laws, rules and regulations.

Material Information

“Material Information” consists both of “material facts” and “material changes”. A “material fact” is a fact which materially affects or which would reasonably be expected to have a material effect in the price or market value of the Company's securities.

14. A “material change” is a change in the business, transactions or capital of the Company which would reasonably be expected to have a material effect in the price or market value of any of the Company's securities and includes a decision to implement such change if such decision is made by the Board of Directors or the senior management in the belief that the decision is likely to be confirmed by the Board of Directors.

In general terms, material information includes any information:

●	which causes or which would reasonably be expected to cause a material change in the price or market value of any of the securities of the issuer to whom the information pertains; or
●	in respect of which, any reasonable securityholder would consider there is a material likelihood that such information is relevant to make an investment decision.

Both positive and negative information may be material. When it is not possible to identify all of the information which might be considered “material”, regulators have suggested without limitation the types of information  that might be normally considered material.

Grupo Supervielle Policy on Communication with Investors, Confidentiality and Use of Privileged Information_________________________________________________________

Non-Public Information

15. Information is “non-public” if it has not been disclosed to regulatory entities and is not posted in the relevant websites.

Disclosure Guidelines

16. Full, fair, accurate, timely and understandable disclosure. The Company shall ensure that disclosure is full, fair and accurate. Disclosure shall include any information the omission of which would render the remaining disclosure misleading. The Company shall disclose any material information on a timely basis as required by applicable laws, rules and regulations. In addition, the Company shall use its best efforts to ensure that disclosure is clear and understandable. On preparing documents or presentations, if the Company included derived information (information taken from a document submitted on behalf of another person or company), the Company shall include a reference identifying the source document.

17. Open Communication. The Company shall use all its reasonable efforts to ensure that any material information that is disclosed is widely distributed, in a non-exclusive fashion (for example, through a news or wire service of wide circulation).

The Company shall refrain from making selective disclosures. Non previously disclosed material information shall not be disclosed to selected persons (for example, in a board of investors or during a telephone conversation with an analyst). If non previously disclosed material information is inadvertently disclosed, this information shall be promptly and fully disclosed through a press release.

However, in the ordinary course of business, the Company may disclose such information:

●	to persons in positions of confidence (such as lawyers and accountants);
●	to persons on a need-to-know-basis for business reasons who agree to keep the information confidential;
●	to credit rating and/or risk agencies; or
●	as required or otherwise permitted by applicable laws, rules and regulations or by a similar requirement by competent authorities.

18. Press Releases. The HIR shall ensure that all press releases are disclosed pursuant to securities laws, rules and regulations and the Company's policies. Press releases shall be published in the Company's website promptly after confirmation of disclosure by the news agency.

19. Communications with analysts, investors and mass media. The Company considers that meetings and calls with analysts and investors are critical for its investor relations program. However, disclosure by the Company shall be consistent for all publics, including the investment community, mass media, customers and the Group Staff.

The Company shall meet with analysts and investors individually and in small groups as necessary and shall contact or answer the calls of analysts and investors on a timely, consistent and accurate basis, as per this Policy.

20. Website Use. To enhance access to information, any material information disclosed by the Company shall be published in the Company's website (or, in the case of documents submitted to regulators, links may be provided to the sites where these documents are available). However, disclosure in the Company's website does not consist solely of an adequate disclosure of material information. Before disclosing material

Grupo Supervielle Policy on Communication with Investors, Confidentiality and Use of Privileged Information_________________________________________________________

information in the website a note must be issued in compliance with applicable provisions.

The IR Representative shall be mainly responsible for supervising the review of the Company's website on a regular basis and recommend changes to ensure that there are no misleading statements as a result of information available or not in or through the site. The Company shall keep a copy of all the material information published in such part of the website for at least five years after its deletion from the site.

21. Communication on behalf of the Company. The only persons who shall communicate on behalf of the Company with market players or mass media, in connection with financial matters or the situation or business prospects of the Company, are: the President, the HIR and/or the heads of the relevant business units or persons appointed every now and then in writing by the Board of Directors of the Group (collectively “Designated Spokespersons”). No other person shall introduce himself as authorized to do so on behalf of the Company. Any requests for information by market players or investors, as well as any queries in relation to market rumors, shall be sent to the HIR, who shall be responsible for providing an answer.

22. The HIR, assisted by the senior management, shall listen to, understand and address investors' questions or concerns. Any material questions and concerns raised by investors shall be reported to the Board of Directors on a regular basis.

D.	NEGOTIATIONS PROCEDURES AND GUIDELINES

23. For the purpose of this Policy, the terms "negotiate", "negotiation" and similar include the purchase and sale of shares and/or any other securities.

Prohibited Activities

24. No Member of the Group Staff shall deal in issued shares and/or securities while holding non-public material information in connection with the Company and/or any of its controlled companies.

25. The Group Staff shall not:

●	Issue orders affecting the supply, demand or price of shares or securities through the use of fake or misleading information.
●	Engage in short sales with or without provision or trade in options to cause, or speculate with, a reduction in the price of shares or securities.
●	Carry out concerted actions to ensure a price or more beneficial negotiation terms.
●	Engage in transactions with securities issued by the Company from the earlier of two business days prior to closing of each quarter to the first business day following the day of publication of the quarterly, semi-annual or annual financial statements or the time they gained access to such information.
●	Any other action not permitted by applicable legal provisions.

26. The provisions hereof shall be supplemented by any prohibition or restriction established by the rules in force, such as: section 117 of Law No. 26.831 and other

Grupo Supervielle Policy on Communication with Investors, Confidentiality and Use of Privileged Information_________________________________________________________

supplementary and amending provisions. In case of doubt as to the application of other prohibitions or restrictions, members of the Group Staff should consult the Legal Department.

E.	REPORTING DUTY

27. The Group Staff shall inform the Compliance Management of any transactions to be carried out with securities issued by the Company regardless of whether that they are or may be comprised or not by legal restrictions or those restrictions herein stated.

F.	PENALTIES

Corporate Discipline

28. Violation of this Policy or of applicable laws, rules, regulations or stock exchange requirements by any member of the Group Staff may render such person liable to disciplinary action by the Company, which could include dismissal for cause.

Violation Report

29. Any member of the Group Staff who becomes aware of an violation of this Policy or of applicable laws, rules, regulations or stock exchange requirements shall report such violation immediately to the Head of Legal Department or to the Chairman of the Audit Committee or use the Ethics hotline to anonymously report any incident.

G.	POLICY ADMINISTRATION

Responsible Officers

The HIR shall be responsible for supervising the procedures and guidelines on timely and fair disclosure by the Company.

30. In this context, the Corporate Manager of the Legal Department shall administer, monitor and enforce compliance with applicable laws, rules and regulations to the extent they are related to disclosure of information by the Company and shall recommend amendments to this Policy as required to reflect changes in applicable laws, rules and regulations.

Queries to the Disclosure Committee

31. Any member of the Group Staff who is in doubt on the application or construction of this Policy to a particular event (including if the information they hold is material or nonpublic) shall consult the Chairman of the Information Disclosure Committee.